UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIESPURSUANT TO SECTION 12(b) OR 12(g) OF THESECURITIES EXCHANGE ACT OF 1934

BLACKROCK PETROLEUM CORP.
(Exact name of registrant as specified in its charter)

Nevada	26-2410685
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2820 W. Charleston Blvd., Suite 22 Las Vegas, NV	89102
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: _______________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value

(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Common Stock

We are authorized to issue up to 1,350,000,000 shares of common stock with a par value of $0.001. As of the date hereof, there are 55,000,000 shares of common stock issued and outstanding.

The holders of our common stock are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. Upon liquidation, dissolution, or winding up of the corporation, the holders of common stock are entitled to share rateably in all net assets available for distribution to security holders after payment to creditors. The common stock is not convertible or redeemable and has no pre-emptive, subscription, or conversion rights.

As of the date hereof, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. Our present intention is not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business activities.

Item 2. Exhibits.

Exhibit Number	Description

3.1	Articles of Incorporation (1)
3.2	By-Laws (1)
99.1	Articles of Merger filed with the Secretary of State of Nevada on September 7, 2007 and which is effective September 20, 2007 (2)
99.2	Certificate of Change filed with the Secretary of State of Nevada on September 7, 2007 and which is effective September 20, 2007 (2)

Notes:

(1) Incorporated by reference from Blackrock Petroleum Corp.’s (formerly DGT Corp.) Registration Statement on Form SB-2 filed on September 19, 2006.

(2) Incorporated by reference from Blackrock Petroleum Corp.’s Form 8-K filed on September 21, 2007.

SIGNATURE
Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BLACKROCK PETROLEUM CORP.

By:	/s/ Hsien Loong Wong
Name:	Hsien Loong Wong
Title:	President and Director

Date: May 09, 2008